Exhibit 99.2

FOR IMMEDIATE RELEASE June 12, 2012

Contact Information Below

CORELOGIC® COMPLETES NEW DIRECTOR SEARCH

Santa Ana, Calif., June 12, 2012 – CoreLogic (NYSE:CLGX), a leading provider of information, analytics and business services, today announced that it has successfully concluded its search for new director candidates and intends to nominate three new, highly qualified independent directors – Douglas C. Curling, John C. Dorman and Jaynie Miller Studenmund – to stand for election to the CoreLogic board of directors. Upon election, each of the new directors will be named to one of the company’s standing committees. The selection of the three new director candidates follows a comprehensive search process led by Spencer Stuart, a leading search firm, which included input from several CoreLogic significant stockholders.

D. Van Skilling, chairman of the board of directors for CoreLogic, said, “We are delighted to successfully conclude our independent director search process and announce a resolution of outstanding issues with Highfields Capital. Doug, John and Jaynie bring a wealth of relevant industry, technology, operational and prior board experience to CoreLogic. We look forward to working with each of the new candidates as we continue to implement our strategic plans to build value for all of our stockholders.”

CoreLogic also announced that, after 16 years of service, Mr. Skilling has informed the company he will retire from the board at the company’s 2014 Annual Meeting, and that the board of directors will select a successor as chairman of the board by the end of December 2013.

These and other matters are further described in an Agreement between the company and Highfields Capital pursuant to which Highfields Capital has withdrawn its proposed nominees to the company’s board, agreed to vote its shares in favor of the CoreLogic slate of directors at the 2012 Annual Meeting, and agreed to certain customary “standstill” provisions through early 2013.

FOR IMMEDIATE RELEASE June 12, 2012

Stockholders of record as of June 19, 2012 are entitled to vote at the Annual Meeting to be held on July 26, 2012.

Abbreviated biographies for the three new independent candidates are below:

Douglas C. Curling

Douglas Curling currently serves as a principal and managing director of New Kent Capital LLC, a family-run investment business, and a principal and founder of New Kent Consulting LLC. Mr. Curling has a broad range of experience operating and developing monetization and growth strategies for a data business. From 1997 until 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services, including serving as president from 2002 to 2008, chief operating officer from 1999 to 2008 and executive vice president, chief financial officer and treasurer from 1997 to 1999. Mr. Curling also served as a director of ChoicePoint from May 2000 to September 2008. Prior to joining ChoicePoint, Mr. Curling served in various financial roles at Equifax, Inc., a credit bureau, from 1989 to 1997.

Mr. Curling received his B.S. and M.S. from Virginia Polytechnic Institute and State University.

John C. Dorman

John Dorman currently serves as chairman of the board of Online Resources Corporation, a provider of online financial services. Mr. Dorman previously served as co-chairman of Online Resources from January 2010 to June 2010, and as interim chief executive officer from April 2010 to June 2010. Mr. Dorman also has experience operating technology service providers during periods of rapid growth and expansion. From 1998 to 2003 he served as chief executive officer of Digital Insight Corporation, a provider of software-as-a-service for online banking and bill payment for financial institutions, and served on the board of directors of Digital Insight until the company was acquired in 2007 by Intuit, Inc. Previously, Mr. Dorman served as senior vice president of the Global Financial Services Division of Oracle Corporation from 1997 to 1998; and chairman and chief executive officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, from 1983 to 1997.

FOR IMMEDIATE RELEASE June 12, 2012

Mr. Dorman received his B.A. from Occidental College and his M.B.A. from the University of Southern California.

Jaynie Miller Studenmund

Jaynie Miller Studenmund has more than 30 years of executive management and operational experience across a diverse group of businesses in the financial services and the internet sectors. From 2001 to 2004, she was chief operating officer of Overture Services, Inc., creator of paid search. From 2000 to 2001, Ms. Studenmund was president and chief operating officer of PayMyBills.com, a leading online bill management company. Prior to that, Ms. Studenmund held senior positions in the financial services industry, including: executive vice president and head of retail banking at Great Western Bank and Home Savings Bank; and executive vice president and head of retail banking and chief marketing officer at First Interstate Bank. Ms. Studenmund is also a seasoned director, and currently serves as a director of Orbitz Worldwide, Inc., an online travel company, and Pinnacle Entertainment, Inc., an owner, operator and developer of casinos and related hospitality and entertainment facilities.

Ms. Studenmund received her B.A. degree from Wellesley College and her M.B.A. from the Harvard Business School.

A copy of the Agreement with Highfields Capital is available on a Form 8-K filed by the company today with the Securities and Exchange Commission.

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built one of the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services.

FOR IMMEDIATE RELEASE June 12, 2012

More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The company, headquartered in Santa Ana, Calif., has approximately 5,000 employees globally. For more information visit www.corelogic.com.

CORELOGIC and the stylized CoreLogic logo are registered trademarks owned by CoreLogic, Inc. and/or its subsidiaries. No trademark of CoreLogic shall be used without the express written consent of CoreLogic.

Media Contacts:	Investor Contact:
Lori Guyton	Dan Smith
Crosby~Volmer	Investor Relations
901-277-6066	703-610-5410
lguyton@cvic.com	danlsmith@corelogic.com

Sard Verbinnen & Co

Hugh Burns 212-687-8080

Ron Low 415-618-8750

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